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                                                                      Exhibit 23





                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ambac Assurance Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-57357) of Structured Products Corp. (the "Registrant"), and in the Prospectus Supplement of the Registrant, via the Form 8-K of the Registrant dated July 25, 2002 of our report dated January 23, 2002 on the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, which report appears in the Annual Report on Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission on March 26, 2002 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.



New York, New York
July 25, 2002

/s/ KPMG